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EXHIBIT 21

SUSIDIARIES OF RPC, INC.

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NAME                                              STATE OF INCORPORATION


Coiled Tubing, Inc.                               Delaware

Cudd Pressure Control, Inc.                       Delaware

Cudd Pressure Control Canada Ltd.                 New Brunswick, Canada

Cudd Pumping Services, Inc.                       Delaware

International Training Services, Inc.             Georgia

Patterson Services, Inc.                          Delaware

Patterson Truck Line, Inc.                        Louisiana

Patterson Tubular Services, Inc.                  Texas

Pressure Control, Inc.                            Delaware

RPC Data Link, Inc.                               Georgia

RPC Energy International, Inc.                    Delaware

RPC Investment Company                            Delaware

RPC Waste Management Services, Inc.               Georgia

South Texas Swabbing, Inc.                        Texas


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